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Exhibit 4.14

AMENDMENT NO. 1
TO THE
BIOVAIL CORPORATION 2007 EQUITY COMPENSATION PLAN

        This Amendment No. 1 (the "Amendment") to that certain 2007 Equity Compensation Plan (the "Plan") of Biovail Corporation (the "Company") is made as of December 18, 2008. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Plan.

        WHEREAS, the Board of Directors of the Company (the "Board") desires to amend the Plan to comply with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"); and

        WHEREAS, Section 8.6 of the Plan provides that the Board is authorized to amend the terms of the Plan.

        NOW, THEREFORE, the Plan is amended in the following respects:

  1.
  Article 1 of the Plan is amended by adding the following Section 1.3:

  1.3
  Special Rules for Participants subject to U.S. taxation.

            There are special rules for Participants subject to U.S. taxation that are necessary to comply with the final regulations under section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009. These special rules are set forth in the Plan where noted and in the attached Addendum to the Biovail Corporation 2007 Equity Compensation Plan ("Addendum") on Exhibit A.

  2.
  Section 6.1(f) is hereby amended so that the introduction shall read as follows:

            (f)    For purposes of this Section 6.1, a "Change in Control" means the happening of any of the following events, except as the Compensation Committee may modify the definition of Change in Control for a particular grant of Options or Units as the Committee deems appropriate to comply with section 409A of the Code or otherwise:

  3.
  Section 8.14 is hereby amended and replaced with the following Section 8.14:

  8.14
  Section 409A of the Code.

            Options granted under this Plan are intended to be exempt under, and not subject to, section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Options or Units granted under the Plan shall be structured in a manner consistent with the requirements of section 409A of the Code and payment or distributions with respect thereto shall only be made in a manner and upon an event permitted under section 409A of the Code and, to the extent required under section 409A of the Code, payments or distributions to a Participant subject to U.S. taxation who is a "specified employee" (within the meaning of such term under Section 409A of the Code) upon his or her separation from service shall be postponed and subject to a 6 month delay and shall be paid within 15 days after the end of the 6 month period following separation from service, or if such Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of such Participant's estate within 60 days after the date of such Participant's death. All payments to Participant's subject to U.S. taxation, made upon a termination of employment or service, shall only be made upon a "separation from service" under section 409A of the Code. In no event shall a Participant subject to U.S. taxation, directly or indirectly designate the calendar year in which payment or distribution is made. References to "Participants subject to U.S. taxation" throughout this Plan shall include only those Participants employed in the U.S. or Participants who have advised the company in writing that they are subject to U.S. income tax.

        IN WITNESS WHEREOF, the Company has caused the execution of this Amendment on this 18th day of December, 2008.

BIOVAIL CORPORATION

By:	s/s MARK DURHAM Name: Mark Durham Title: Senior Vice President of Human Resources and Shared Services

 EXHIBIT A

ADDENDUM

 ADDENDUM TO THE BIOVAIL CORPORATION
2007 EQUITY COMPENSATION PLAN

        This Addendum to the Biovail Corporation 2007 Equity Compensation Plan ("Addendum") applies to all Participants subject to U.S. taxation. The Section references set forth below match the Section references in the Plan. This Addendum shall have no other effect on any other terms and provisions set forth in the Plan except as set forth below. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms under the Plan.

5.1   Grant and Vest of Units

        (d)   Provided that a Unitholder has been employed by the Company or a Related Entity for at least ten (10) consecutive years, provided that the sum of the Unitholder's age and the Unitholder's years of service with the Company or a Related Entity equals or exceeds "70", all of the unvested Units held by such Unitholder shall immediately vest on the date on which such Unitholder has been employed by the Company or a Related Entity for at least ten (10) consecutive years, provided that the sum of the Unitholder's age and the Unitholder's years of service with the Company or a Related Entity equals or exceeds "70". Payment with respect of such vested Units, whether in the form of Common Shares, cash or both, shall be made by the Company to the Unitholder (or the Unitholder's designated beneficiary if applicable) within 60 days following the earliest to occur of the following events: the third anniversary of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)), death, Disability (within the meaning of such term under section 409A) or the Termination Date (other than in the case of termination for cause). For the purposes of this Section, a Unitholder's employment with the Company or a Related Entity ends on the Termination Date.

5.3   Unit Rights

        (c)   Unless otherwise specified in the Unit Agreement, the Company may, in lieu of all or a portion of the Common Shares which would otherwise be issued or provided to a Unitholder, elect to pay a cash amount to a Unitholder equivalent to the Market Price of one Common Share for each vested Unit, to be paid within 60 days following the Vesting Date, provided that the Vesting Date does not occur during the Blackout Period.

5.5   Dividends

        Except as otherwise determined by the Board on the Date of Grant, a Unitholder's Unit Account shall, until the earlier of the Vesting Date or termination and cancellation or forfeiture of the Units pursuant to the terms of the Plan, be allocated additional Units on the payment date of dividends on the Company's Common Shares, the number of which shall be the quotient determined by dividing: (a) the total amount of the dividends (excluding stock dividends but including dividends which may be paid in cash or Common Shares at the option of the shareholder) declared and that would have been paid to the Unitholder if the Units in his or her Unit Account on the relevant record date for dividends on the Common Shares had been Common Shares by (b) the closing price of the Common Shares on the TSX, NYSE or other exchange where the majority of the trading volume and value of the Common Shares occurs on the payment date of such dividends. Fractional Units shall not be granted pursuant to this Section 5.5. Any such additional Units shall have the same Vesting Dates and vest in accordance with the same terms as the Units in respect of which such additional Units are credited.

5.7   Retirement, Death and Disability of Unitholder

        (a)   In the case of an Employee Participant or Executive Participant, provided that the Individual Unitholder has been continuously employed by the Company or a Related Entity for a 12-month period following the Date of Grant of Units, if the employment or term of the office of the Individual Unitholder with the Company or a Related Entity terminates prior to the vesting of such Units on or after the Individual Unitholder's attainment of Retirement Age,, then such Individual Unitholder shall vest in the right to receive a number of Units following the Unitholder's Termination Date (subject to the attainment of performance goals and any other factors, if any, as determined by the Compensation Committee in its sole discretion), provided that the number of Units in which the Individual Unitholder shall be vest in the right to receive as of the Termination Date shall be prorated by multiplying the number of unvested Units by the number of days from but excluding the Date of Grant to and including the Termination Date during which the Individual Unitholder has been providing active service to the Company or a Related Entity, divided by the total number of days from but excluding the Date of Grant to and including the third anniversary of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)). Any remaining unvested Units shall be cancelled on the Termination Date. Payment with respect of the vested Units, whether in form of Common Shares, cash or both, shall be made by the Company to the Unitholder within 60 days following the third anniversary date of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)). If the Individual Unitholder has not been so continuously employed by the Company or a Related Entity for such 12-month period, then all unvested Units shall be cancelled on the Termination Date.

        (b)   In the case of an Employee Participant, Executive Participant or Consultant Participant, if an Individual Unitholder dies while an employee, director or officer of, or while a consultant to, the Company or a Related Entity, as applicable, and prior to the vesting of Units, then such Units shall vest on the date of death (subject to the attainment of performance goals and any other factors, if any, as determined by the Compensation Committee in its sole discretion), provided that the number of Units which shall vest on such date shall be prorated by multiplying the number of unvested Units by the number of days from but excluding the Date of Grant to and including the date of death during which the Individual Unitholder had provided active service to the Company or a Related Entity, divided by the total number of days from but excluding the Date of Grant to and including the third anniversary of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)). The payment with respect of the vested Units, whether in form of Common Shares, cash or both, shall be made by the Company to the Unitholder's designated beneficiary specified in the Unit Agreement with 60 days after the date of death. Any remaining unvested Units shall be cancelled on the date of death.

        (c)   In the case of an Employee Participant, Executive Participant or Consultant Participant, if an Individual Unitholder becomes Disabled while an employee, director or officer of, or while a consultant to, the Company or a Related Entity, as applicable, and prior to the vesting of Units, then such Units shall vest on the date of Disability (subject to the attainment of performance goals and any other factors, if any, as determined by the Compensation Committee in its sole discretion), provided that the number of Units which shall vest on such date shall be prorated by multiplying the number of unvested Units by the number of days from but excluding the Date of Grant to and including the date of Disability during which the Individual Unitholder had provided active service to the Company or a Related Entity, divided by the total number of days from but excluding the Date of Grant to and including the third anniversary of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)). The payment with respect of the vested Units, whether in form of Common Shares, cash or both, shall be made by the Company to the Unitholder within 60 days following the Unitholder's Disability. Any remaining unvested Units shall be cancelled on the date of Disability. Notwithstanding the foregoing, no payment shall be made to a Participant on account of Disability unless a Participant becomes disabled within the meaning of such term under section 409A(a)(2)(C) of the Code.

6.1   Change in Control

        Notwithstanding any provision to the contrary in the Plan, in the event a Change in Control occurs as set forth in Section 6.1 of the Plan and Units accelerate as described in Section 6.1 of the Plan, payment shall be made to the Unitholder within 60 days after the consummation of the Change in Control; provided, however, that Units shall be paid in accordance with Section 6.1 only if the transaction constituting a Change in Control is also a "change in control event" for purposes of section 409A of the Code ("409A Change in Control Event"). If the Change in Control does not constitute a 409A Change in Control Event then Units shall be paid on the earliest to occur of the following events: death, Disability, the Termination Date or the third anniversary date of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)).

7.2   Reorganization of Company's Capital

        Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that, in the opinion of the Board, would warrant the replacement or amendment of any existing Options or Units in order to adjust: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options or vesting of any outstanding Units; and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionholders, the Board will authorize such steps to be taken as may be equitable and appropriate to that end. Any adjustments to outstanding Options or Units shall be consistent with the applicable requirements of section 409A.

7.3   Other Events Affecting the Company

        In the event of an amalgamation, combination, merger or other reorganization involving the Company by exchange of Common Shares, by sale or lease of assets or otherwise, that, in the opinion of the Board, warrants the replacement or amendment of any existing Options or Units in order to adjust: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options or the vesting of any outstanding Units; or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionholders, the Board will authorize such steps to be taken as may be equitable and appropriate to that end. Any adjustments to outstanding Options or Units shall be consistent with the applicable requirements of section 409A.

7.4   Immediate Exercise of Options or Vesting of Units

        Where the Board determines that the steps provided in Sections 7.2 and 7.3 would not preserve proportionately the rights and obligations of the Optionholders or the Unitholders in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options or vesting of any outstanding Units that are not otherwise exercisable or vested (as the case may be). Notwithstanding the foregoing, payment with respect to any outstanding vested Units in accordance with Section shall be made on the earliest to occur of the following events: death, Disability, the Termination Date or the third anniversary date of the Date of Grant (or such date as provided in the Unit Agreement in accordance with Section 5.1(b)).

8.7   Indemnification

        Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Company, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein. All reimbursements provided pursuant to this Section 8.7, shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement shall be for expenses incurred during the Director's lifetime, (B) the amount of expenses eligible for reimbursement, during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.

The following defined terms shall apply to the provisions set forth above:

"Termination Date" means:

  (i)
  in the case of an Employee Participant or Executive Participant whose employment or term of office with the Company or a Related Entity terminates in the circumstances set out in Subsections 4,7(b), 4.7(c), 5.8(a) or 5.8(b) the date that is designated by the Company or a Related Entity, as the case may be, as the last day of the Optionholder's or the Unitholder's (as the case may be) employment or term of office with the Company or the Related Entity, as the case may be; provided that "Termination Date" specifically does not mean the date on which any period in respect of which any pay in lieu of notice, that the Company or the Related Entity (as the case may be) may be required by law or may voluntarily elect to provide to the Optionholder or the Unitholder (as the case may be), expires; and

  (ii)
  in the case of a Consultant Participant whose consulting agreement or arrangement with the Company or a Related Entity, as the case may be, terminates in the circumstances set out in Subsection 4,7(b), 4.7(c), 5.8(a) or 5.8(b) the date that is designated by the Company or the Related Entity, as the case may be, as the date on which the Optionholder's or the Unitholder's (as the case may be) consulting agreement or arrangement is terminated; provided that "Termination Date" specifically does not mean the date on which any period of notice of termination that the Company or the Related Entity (as the case may be) may be required to provide to the Optionholder or the Unitholder (as the case may be) under the terms of the consulting agreement for which the Company has elected to provide compensation in lieu of notice;

  (iii)
  in the case of Participants subject to U.S. taxation, if any payment is to be made upon a "Termination Date", the "Termination Date" shall mean a "separation from service" (within the meaning of such term under section 409A of the Code).

"Retirement Age" means attainment of age 65.

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  Exhibit 4.14
AMENDMENT NO. 1 TO THE BIOVAIL CORPORATION 2007 EQUITY COMPENSATION PLAN
EXHIBIT A ADDENDUM
ADDENDUM TO THE BIOVAIL CORPORATION 2007 EQUITY COMPENSATION PLAN